EXHIBIT 99.1

Teva Delivers Second Consecutive Year of Growth; Announces Strong Financial Results in Fourth Quarter and Full Year 2024, Led by Generics Performance and Innovative Portfolio Growth

  2024 Revenues of $16.5 billion reflect an increase of 6%, in local currency terms, compared to 2023;
  AUSTEDO® - exceeding $1.6 billion in revenues, surpassing 2024 outlook;
  AJOVY® - global annual revenues of $507 million, an increase of 18% in local currency terms compared to 2023;
  UZEDY® revenues of $117 million in 2024 surpassing $100M outlook;
  Generics business continues to grow across all segments, with increases of 15% in the U.S., 6% in Europe and 15% in International Markets, all in local currency terms compared to 2023;
  First-to-market launches including first generic version of Sandostatin® LAR Depot and liraglutide injection 1.8mg (an authorized generic of Victoza®); On January 2025, Teva entered into a license and supply agreement, for a proposed generic GLP1 in the U.S., Europe and additional countries;
  Biosimilar pipeline is expanding, and now includes 18 assets, including SELARSDITM, which is expected to launch in the U.S. in the first quarter of 2025; and our first internally developed biosimilar to Prolia® (denosumab), which is under regulatory review in the U.S. and in Europe;
  Duvakitug (Anti-TL1A) positive Phase 2B results announced and initiation of Phase 3 program is expected in 2025; olanzapine LAI achieved Phase 3 targeted injections without PDSS (post-injection delirium/sedation syndrome), and full safety presentation is expected in the second quarter of 2025.
  Q4 2024 and FY 2024 highlights:
	Q4 2024	FY 2024
Revenues	$4.2 billion	$16.5 billion
GAAP loss per share	$0.19	$1.45
Non-GAAP diluted EPS	$0.71	$2.49
Cash flow generated from operating activities	$575 million	$1,247 million
Free cash flow	$790 million	$2,068 million

2025 Outlook *

  Revenues of $16.8 - $17.4 billion
  Non-GAAP operating income of $4.1-$4.6 billion
  Adjusted EBITDA of $4.5 - $5.0 billion
  Non-GAAP diluted EPS of $2.35 - $2.65
  Free cash flow of $1.6 - $1.9 billion

*  2025 outlook assumes a full year contribution from Teva api and our business venture in Japan and excludes the expected income from potential milestone payments from Sanofi in connection with the Phase 3 initiation of duvakitug.

TEL AVIV, Israel, Jan. 29, 2025 (GLOBE NEWSWIRE) -- Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) today reported results for the year and the quarter ended December 31, 2024.

Mr. Richard Francis, Teva's President and CEO, said: "2024 marked a transformative year for Teva, resulting in a second consecutive year of growth, driven by our generic products and key innovative products. Focusing on rigorous execution of our Pivot to Growth strategy throughout the year, we continued to achieve important milestones in each of its four pillars, including surpassing the outlook for our key innovative products, growing our generics business across all segments, and accelerating our early-stage innovative pipeline, including the positive Phase 2b results for our duvakitug (anti-Tl1A) asset. These results pave the way for pivotal trials in Crohn’s disease and ulcerative colitis, as well as, potentially, other Immunological and fibrotic indications beyond, in collaboration with our partner, Sanofi."

Mr. Francis continued, "In 2025, we anticipate further progress in our key innovative growth drivers, while also executing on our complex generics and biosimilars business, supported by new product launches. We are also excited to advance to Phase 3 trials for our duvakitug (anti-TL1A) asset."

Pivot to Growth Strategy

In 2024, we continued to execute on the four key pillars of our “Pivot to Growth” strategy, which we announced in May 2023.

  On the first pillar, delivering on our growth engines, we continued to show strong performance of our key innovative products, mainly AUSTEDO, AJOVY, and UZEDY, as well as on our late-stage pipeline of biosimilars, with the launches of SIMLANDI® (adalimumab-ryvk) injection and the expected launch of SELARSDI (ustekinumab-aekn) injection, and the progress we made on our proposed biosimilars to Prolia®(denosumab), Simponi® and Simponi Aria® (golimumab), which were submitted for regulatory review in the U.S. and the EU;
  On the second pillar, stepping up innovation through delivering on our late-stage innovative pipeline, we have been accelerating the development of certain key pipeline assets, including the recent positive Phase 2b results for duvakitug (anti-TL1A), and expect a number of milestones and data points for olanzapine LAI, and DARI (dual-action asthma rescue inhaler, ICS/SABA) in the near future;
  On the third pillar, sustaining our generics powerhouse with a global commercial footprint, focused portfolio, pipeline and manufacturing footprint, we continued to optimize our generics business and build a strong pipeline of biosimilars, with several successful launches of high-value complex generics in 2024; and
  Lastly, on our fourth pillar, focusing our business by optimizing our portfolio and global manufacturing footprint. This will enable strategic capital deployment, to accelerate our growth engines, and reorganize certain of our business units to a more optimal structure. We continued our efforts on capital allocation and disciplined cost management by focusing on debt repayment, and optimizing our working capital management.
  Teva continues to progress with the sale of its active-pharmaceutical ingredient (API) business and is engaged with prospective purchasers. The timing and structure of the planned transaction are subject to ongoing consideration and the consummation of the sale remains contingent on reaching a definitive agreement, subject to approval by Teva's Board of Directors. On December 31, 2024, Teva classified its API business (including its R&D, manufacturing and commercial activities) as held for sale.

2024 Annual Consolidated Results

Revenues in 2024 were $16,544 million, an increase of 4%, in U.S. dollars, or 6% in local currency terms, compared to 2023. This increase was mainly due to higher revenues from generic products in all our segments, including from lenalidomide capsules (the generic version of Revlimid®) in our U.S. segment, from our innovative products AUSTEDO, UZEDY and AJOVY, as well as the sale of certain product rights, partially offset by an upfront payment of $500 million received in 2023 related to the collaboration on our duvakitug (anti-TL1A) asset, and lower revenues from certain innovative products, primarily COPAXONE and BENDEKA and TREANDA.

Exchange rate movements during 2024, net of hedging effects, negatively impacted overall revenues by $257 million, operating income by $103 million and non-GAAP operating income by $104 million, each as compared to 2023.

Gross profit in 2024 was $8,064 million, an increase of 5% compared to 2023. Gross profit margin was 48.7% in 2024, compared to 48.2% in 2023. This increase in gross profit margin was mainly due to a favorable mix of products, primarily driven by higher revenues from AUSTEDO and lenalidomide capsules (the generic version of Revlimid®), and the sale of certain product rights, partially offset by an upfront payment received in 2023 related to the collaboration on our duvakitug (anti-TL1A) asset. Non-GAAP gross profit was $8,814 million in 2024, an increase of 4% compared to 2023. Non-GAAP gross profit margin was 53.3% in 2024, compared to 53.5% in 2023. This decrease was mainly due to an upfront payment received in 2023 related to the collaboration on our duvakitug (anti-TL1A) asset, and lower revenues from COPAXONE, partially offset by higher revenues from AUSTEDO, the sale of certain product rights, as well as higher revenues from lenalidomide capsules (the generic version of Revlimid®).

Research and Development (R&D) expenses, net in 2024 were $998 million, an increase of 5% compared to $953 million in 2023, as we continue to execute on our Pivot to Growth strategy. Our higher R&D expenses, net in 2024, compared to 2023, were mainly due to an increase in immunology and in immuno-oncology, our late-stage innovative pipeline in neuroscience (mainly neuropsychiatry), and our biosimilars pipeline, partially offset by a decline in various generics projects. Our R&D expenses, net in 2024 were also impacted positively by reimbursements from our strategic partnerships entered in 2023 and 2024.

Selling and Marketing (S&M) expenses in 2024 were $2,541 million, an increase of 9% compared to 2023. This increase was mainly to support revenue growth.

General and Administrative (G&A) expenses in 2024 were $1,161 million, flat compared to 2023.

Other income in 2024 was $14 million, compared to $49 million in 2023. Other income in 2023 included a capital gain from the sale of assets in our International Markets segment.

Operating loss was $303 million in 2024, compared to operating income of $433 million in 2023. Operating loss as a percentage of revenues was 1.8% in 2024, compared to operating income as a percentage of revenues of 2.7% in 2023. This decrease was mainly due to higher goodwill and other assets impairment charges as well as increased S&M expenses, partially offset by higher gross profit and lower legal settlements and loss contingencies. Non-GAAP operating income was $4,329 million in 2024, representing a non-GAAP operating margin of 26.2% compared to $4,361 million, representing a non-GAAP operating margin of 27.5% of revenues in 2023. The decrease in non-GAAP operating margin was mainly due to higher operating expenses as a percentage of revenues, as well as lower non-GAAP gross profit margin, as discussed above.

In 2024, financial expenses, net were $981 million, compared to $1,057 million in 2023. Financial expenses in 2024 and 2023 were mainly comprised of net-interest expenses of $915 million, and $961 million, respectively.

In 2024, we recognized a tax expense of $676 million on a pre-tax loss of $1,284 million. In 2023, we recognized a tax benefit of $7 million, on a pre-tax loss of $624 million. Our effective tax rate is the result of a variety of factors, including the geographic mix and type of products sold during the year, different effective tax rates applicable to non-Israeli subsidiaries that have tax rates different than Teva’s average tax rate, a settlement agreement with the Israeli Tax Authorities, impairment charges with no corresponding tax effects, net deferred tax benefits from intellectual property related integration plans, an adjustment to the Company’s corporate tax rate in Israel on losses related to non-qualified tax incentive activities in Israel, adjustments to valuation allowances on deferred tax assets, adjustments to uncertain tax positions and interest expense disallowances.

Non-GAAP tax rate for 2024 was 15.3%, compared to 13.0% in 2023. Our non-GAAP tax rate of 2024 was the result of a variety of factors, including the geographic mix and type of products sold during the year, different effective tax rates applicable to non-Israeli subsidiaries that have tax rates different than Teva’s average tax rate, net deferred tax benefits from intellectual property-related integration plans, adjustments to valuation allowances on deferred tax assets, adjustments to uncertain tax positions and interest expense disallowances.

Net loss attributable to Teva and loss per share in 2024 were $1,639 million and $1.45, respectively, compared to net loss attributable to Teva of $559 million and loss per share of $0.50, respectively, in 2023. The change in net loss attributable to Teva was mainly due to higher income taxes, as well as higher operating loss in 2024, partially offset by higher net loss attributable to non-controlling interests. Non-GAAP net income attributable to Teva and non-GAAP diluted earnings per share in 2024 were $2,860 million and $2.49, respectively, compared to $2,898 million and $2.56 in 2023.

Adjusted EBITDA was $4,781 million in 2024, compared to $4,818 million in 2023.

As of December 31, 2024 and 2023, the fully diluted share count for purposes of calculating our market capitalization was approximately 1,174 million and 1,157 million, respectively.

Non-GAAP information: net non-GAAP adjustments in 2024 were $4,499 million. Non-GAAP net income attributable to Teva and non-GAAP diluted EPS for the year were adjusted to exclude the following items:

  Amortization of purchased intangible assets totaling $588 million, of which $543 million is included in cost of goods sold and the remaining $45 million in S&M expenses;
  Legal settlements and loss contingencies of $761 million mainly related to a provision of $357 million recorded in connection with a decision by the European Commission in its antitrust investigation into COPAXONE, and $278 million related to an update to the estimated settlement provision for the opioid cases (mainly the effect of the passage of time on the net present value of the discounted payments and the settlement agreement with the city of Baltimore);
  Goodwill impairment charges of $1,280 million related to the Teva API reporting unit;
  Impairment of long-lived assets of $1,275 million mainly related to the classification of our business venture in Japan and our API business as held for sale;
  Restructuring expenses of $74 million;
  Equity compensation expenses of $123 million;
  Contingent consideration expenses of $303 million;
  Gain on sale of business of $15 million;
  Accelerated depreciation of $13 million;
  Financial expenses of $49 million;
  Items attributable to non-controlling interests of $339 million;
  Other non-GAAP items of $229 million; and
  Corresponding tax effects and unusual tax items expenses of $157 million.

We believe that excluding such items facilitates investors’ understanding of our business including underlying performance trends, thereby improving the comparability of our business performance results between reporting periods.

For a reconciliation of the U.S. GAAP results to the adjusted non-GAAP figures and for additional information, see the tables below and the information included under “Non-GAAP Financial Measures.” Investors should consider non-GAAP financial measures in addition to, and not as replacement for, or superior to, measures of financial performance prepared in accordance with GAAP.

Cash flow generated from operating activities in 2024 was $1,247 million, compared to $1,368 million in 2023. The decrease in 2024 resulted mainly from an upfront payment received in 2023 related to the collaboration on our duvakitug (anti-TL1A) asset, a negative impact from accounts payables, the classification of payments to Allergan in connection with lenalidomide (generic equivalent of Revlimid®) as cash flow used in operating activities, and higher tax payments, partially offset by higher profits from AUSTEDO and from the sale of certain product rights, lower inventory levels, and a positive impact from accounts receivables.

During 2024, we generated free cash flow of $2,068 million, which we define as comprising $1,247 million in cash flow generated from operating activities, $1,291 million in beneficial interest collected in exchange for securitized accounts receivables (under our EU securitization program) and $43 million proceeds from divestitures of businesses and other assets, partially offset by $498 million in cash used for capital investments and $15 million in cash used for acquisition of businesses, net of cash acquired.

During 2023, we generated free cash flow of $2,387 million, which we define as comprising $1,368 million in cash flow generated from operating activities, $1,477 million in beneficial interest collected in exchange for securitized accounts receivables (under our EU securitization program) and $68 million proceeds from divestitures of businesses and other assets, partially offset by $526 million in cash used for capital investments. The decrease in 2024 resulted mainly from lower cash flow generated from operating activities.

As of December 31, 2024, our debt was $17,783 million, compared to $19,833 million as of December 31, 2023. This decrease was mainly due to the repayment at maturity of $1,641 million of our senior notes and $429 million of exchange rate fluctuations. The portion of total debt classified as short-term as of December 31, 2024 was 10%, compared to 8% as of December 31, 2023.

Our average debt maturity was approximately 5.5 years as of December 31, 2024, compared to 6.0 years as of December 31, 2023.

Fourth Quarter 2024 Consolidated Results

Revenues in fourth quarter of 2024 were $4,229 million, a decrease of 5% in both U.S. dollars and in local currency terms, compared to the fourth quarter of 2023. This decrease was mainly due to an upfront payment of $500 million received in 2023 related to the collaboration on our duvakitug (anti-TL1A) asset, partially offset by higher revenues from our innovative products AUSTEDO, UZEDY and AJOVY, from generic products in all our segments and from the sale of certain product rights.

Exchange rate movements during the fourth quarter of 2024, net of hedging effects, negatively impacted overall revenues by $8 million, compared to the fourth quarter of 2023.

Gross profit in the fourth quarter of 2024 was $2,120 million, a decrease of 12% compared to $2,416 million in the fourth quarter of 2023. Gross profit margin was 50.1% in the fourth quarter of 2024, compared to 54.2% in the fourth quarter of 2023. Non-GAAP gross profit was $2,319 million in the fourth quarter of 2024, a decrease of 11%, compared to $2,592 million in the fourth quarter of 2023. Non-GAAP gross profit margin was 54.8% in the fourth quarter of 2024, compared to 58.2% in the fourth quarter of 2023. The decrease in both gross profit margin and non-GAAP gross profit margin was mainly due to the upfront payment received in 2023 related to the collaboration on our duvakitug (anti-TL1A) asset, as well as lower revenues from COPAXONE, partially offset by higher revenues from AUSTEDO, as well as the sale of certain product rights.

Research and Development (R&D) expenses, net in the fourth quarter of 2024 were $248 million, an increase of 9% compared to $227 million in the fourth quarter of 2023, as we continue to execute on our Pivot to Growth strategy. Our higher R&D expenses, net in the fourth quarter of 2024 compared to the fourth quarter of 2023, were mainly due to an increase in our late-stage innovative pipeline in neuroscience (mainly neuropsychiatry), in immunology, and in immuno-oncology.

Selling and Marketing (S&M) expenses in the fourth quarter of 2024 were $650 million, an increase of 7% compared to the fourth quarter of 2023. This increase was mainly to support revenue growth in our innovative portfolio, primarily AUSTEDO, generic products and AJOVY.

General and Administrative (G&A) expenses in the fourth quarter of 2024 were $302 million, an increase of 4% compared to the fourth quarter of 2023.

Other loss (income) in the fourth quarter of 2024 was a loss of $8 million, compared to an income of $6 million in the fourth quarter of 2023.

Operating loss in the fourth quarter of 2024 was $29 million, compared to an operating income of $755 million in the fourth quarter of 2023. Operating loss as a percentage of revenues was 0.7% in the fourth quarter of 2024, compared to an operating income as a percentage of revenues of 17% in the fourth quarter of 2023. Non-GAAP operating income in the fourth quarter of 2024 was $1,168 million representing a non-GAAP operating margin of 27.6%, compared to non-GAAP operating income of $1,546 million representing a non-GAAP operating margin of 34.7% in the fourth quarter of 2023. The decrease in non-GAAP operating margin in the fourth quarter of 2024 was mainly due to an increase in operating expenses as a percentage of revenues, as well as due to lower non-GAAP gross profit margin, as discussed above.

Exchange rate movements during the fourth quarter of 2024, net of hedging effects, positively impacted our operating income and non-GAAP operating income by $21 million and $20 million, respectively, compared to the fourth quarter of 2023.

Financial expenses, net in the fourth quarter of 2024 were $218 million, mainly comprised of net-interest expenses of $224 million. In the fourth quarter of 2023, financial expenses, net were $249 million, mainly comprised of net-interest expenses of $238 million.

In the fourth quarter of 2024, we recognized a tax expense of $29 million, on a pre-tax loss of $247 million. In the fourth quarter of 2023, we recognized a tax expense of $43 million, on a pre-tax income of $507 million. Our effective tax rate for the fourth quarter of 2024 was the result of a variety of factors, including the geographic mix and type of products sold during the year, different effective tax rates applicable to non-Israeli subsidiaries that have tax rates different than Teva’s average tax rate, impairment charges with no corresponding tax effects, net deferred tax benefits from intellectual property related integration plans, adjustments to valuation allowances on deferred tax assets, adjustments to uncertain tax positions and interest expense disallowances.

Non-GAAP tax rate in the fourth quarter of 2024 was 14.8%, compared to 13.1% in the fourth quarter of 2023. Our non-GAAP tax rate in the fourth quarter of 2024 was the result of a variety of factors, including the geographic mix and type of products sold during the year, different effective tax rates applicable to non-Israeli subsidiaries that have tax rates different than Teva’s average tax rate, net deferred tax benefits from intellectual property related integration plans, adjustments to valuation allowances on deferred tax assets, adjustments to uncertain tax positions and interest expense disallowances.

Net loss attributable to Teva and loss per share in the fourth quarter of 2024 were $217 million and $0.19, respectively, compared to net income attributable to Teva and earning per share $461 million and $0.41, respectively, in the fourth quarter of 2023. The higher net loss in the fourth quarter of 2024 was mainly due to lower operating income, as discussed above.

Non-GAAP net income attributable to Teva and non-GAAP diluted earnings per share in the fourth quarter of 2024 were $816 million and $0.71, respectively, compared to $1,135 million and $1.00, respectively, in the fourth quarter of 2023.

Adjusted EBITDA was $1,282 million in the fourth quarter of 2024, a decrease of 23%, compared to $1,660 million in the fourth quarter of 2023.

Non-GAAP information: net non-GAAP adjustments in the fourth quarter of 2024 were $1,033 million. Non-GAAP net income attributable to Teva and non-GAAP diluted EPS for the fourth quarter of 2024 were adjusted to exclude the following items:

  Amortization of purchased intangible assets of $144 million, of which $134 million is included in cost of sales and the remaining $10 million in S&M expenses;
  An adjustment to impairment of long-lived assets of $517 million;
  Goodwill impairment charge of $280 million;
  Legal settlements and loss contingencies of $123 million;
  An adjustment to contingent consideration of $2 million;
  Equity compensation expenses of $34 million;
  Restructuring expenses of $22 million;
  Loss on sale of business of $6 million;
  Accelerated depreciation of $5 million;
  Financial expenses of $13 million;
  Other non-GAAP items of 67 million;
  Items attributable to non-controlling interests of $63 million; and
  Corresponding tax effects and unusual tax items of $114 million.

We believe that excluding such items facilitates investors’ understanding of our business including underlying performance trends, thereby improving the comparability of our business performance results between reporting periods.

For a reconciliation of the U.S. GAAP results to the adjusted non-GAAP figures and for additional information, see the tables below and the information included under “Non-GAAP Financial Measures.” Investors should consider non-GAAP financial measures in addition to, and not as replacement for, or superior to, measures of financial performance prepared in accordance with GAAP.

Cash flow generated from operating activities during the fourth quarter of 2024 was $575 million, compared to $1,184 million of cash flow generated from operating activities in the fourth quarter of 2023. The lower cash flow generated from operating activities in the fourth quarter of 2024 resulted mainly from changes in working capital items, including a negative impact of accounts payables, the classification of payments to Allergan in connection with lenalidomide (generic equivalent of Revlimid®) as cash flow used in operating activities, an upfront payment received in 2023 related to the collaboration on our duvakitug (anti-TL1A) asset, partially offset by lower legal payments during the fourth quarter of 2024, mainly in connection with our opioids litigation.

During the fourth quarter of 2024, we generated free cash flow of $790 million, which we define as comprising $575 million in cash flow generated from operating activities, $340 million in beneficial interest collected in exchange for securitized accounts receivables (under our EU securitization program) and $4 million in divestitures of businesses and other assets, partially offset by $129 million in cash used for capital investment. During the fourth quarter of 2023, we generated free cash flow of $1,486 million, which we define as comprising $1,184 million in cash flow generated from operating activities, $421 million in beneficial interest collected in exchange for securitized accounts receivables (under our EU securitization program), partially offset by $120 million in cash used for capital investment. This decrease resulted mainly from lower cash flow generated from operating activities.

Segment Results for the Fourth Quarter of 2024

United States Segment

As part of a recent shift in executive management responsibilities and in line with our Pivot to Growth strategy, commencing January 1, 2024, Canada is reported as part of our International Markets segment. Prior period amounts were recast to reflect this change.

The following table presents revenues, expenses and profit for our United States segment for the three months ended December 31, 2024 and 2023:

	Three months ended December 31,
	2024		2023
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$1,975	100%	$2,266	100%
Cost of sales	877	44.4%	822	36.3%
Gross profit	1,097	55.6%	1,444	63.7%
R&D expenses	158	8.0%	144	6.3%
S&M expenses	260	13.2%	238	10.5%
G&A expenses	109	5.5%	90	4.0%
Other loss (income)	1	§	(1)	§
Segment profit*	$569	28.8%	$974	43.0%
* Segment profit does not include amortization and certain other items. § Represents an amount less than 0.5%.

Revenues from our United States segment in the fourth quarter of 2024 were $1,975 million, a decrease of $291 million, or 13%, compared to the fourth quarter of 2023. This decrease was mainly due to an upfront payment received in 2023 related to the collaboration on our duvakitug (anti-TL1A) asset, partially offset by higher revenues from our innovative products AUSTEDO, and UZEDY, as well as the revenues from the sale of certain product rights.

Revenues by Major Products and Activities

The following table presents revenues for our United States segment by major products and activities for the three months ended December 31, 2024 and 2023:

	Three months ended December 31,		Percentage Change
	2024	2023	2024-2023
	(U.S. $ in millions)

Generic products (including biosimilars)	$674	$667	1%
AJOVY	63	57	11%
AUSTEDO	518	408	27%
BENDEKA and TREANDA	41	52	(21%)
COPAXONE	63	72	(13%)
UZEDY	43	9	N/A
Anda	402	394	2%
Other*	171	607	(72%)
Total	$1,975	$2,266	(13%)
*Other revenues in the fourth quarter of 2024 include the sale of certain product rights. Other revenues in the fourth quarter of 2023 were mainly comprised of a $500 million upfront payment received in connection with the collaboration on our duvakitug (anti-TL1A) asset.

Generic products (including biosimilars) revenues in our United States segment in the fourth quarter of 2024 were $674 million, an increase of 1% compared to the fourth quarter of 2023, the majorityof which is driven by the launch of liraglutide injection 1.8mg (an authorized generic of Victoza®) and higher revenues from Truxima® (the biosimilar to Rituxan®), partially offset by lower revenues from lenalidomide capsules (the generic version of Revlimid®) and albuterol sulfate inhalation aerosol (our ProAir® authorized generic).

Among the most significant generic products we sold in the United States in the fourth quarter of 2024 were Truxima® (the biosimilar to Rituxan®), epinephrine injectable solution (the generic equivalent of EpiPen® and EpiPen Jr®), and liraglutide 1.8 mg injection (an authorized generic of Victoza®).

In the fourth quarter of 2024, according to IQVIA data, our total prescriptions were approximately 68 million, representing 6.9% of total U.S. generic prescriptions.

On February 24, 2024, Alvotech and Teva announced that the FDA approved SIMLANDI (adalimumab-ryvk) injection, as an interchangeable biosimilar to Humira®, for the treatment of adult rheumatoid arthritis, juvenile idiopathic arthritis, adult psoriatic arthritis, adult ankylosing spondylitis, Crohn’s disease, adult ulcerative colitis, adult plaque psoriasis, adult hidradenitis suppurativa and adult uveitis. On May 21, 2024, Alvotech and Teva announced the availability of SIMLANDI in the U.S.

On April 16, 2024, Alvotech and Teva announced that the FDA has approved SELARSDI (ustekinumab-aekn) injection for subcutaneous use, as a biosimilar to Stelara®, for the treatment of moderate to severe plaque psoriasis and for active psoriatic arthritis in adults and pediatric patients six years and older. SELARSDI is expected to launch in the U.S. in the first quarter of 2025.

On June 24, 2024, Teva announced the launch of liraglutide injection 1.8mg (an authorized generic of Victoza®) in the United States. Liraglutide injection is indicated to improve glycemic control in adults and pediatric patients aged 10 years and older with type 2 diabetes mellitus and reduce the risk of cardiovascular events in adults with type 2 diabetes mellitus and established cardiovascular disease.

In July 2024, Teva launched paclitaxel protein-bound particles for injectable suspension (albumin-bound) (a therapeutically equivalent product to Abraxane®) in the United States for the treatment of breast cancer after failure of combination chemotherapy for metastatic disease, the treatment of locally advanced or metastatic non-small cell lung cancer, and the treatment of patients with metastatic adenocarcinoma of the pancreas.

On October 1, 2024, Teva launched octreotide acetate for injectable suspension, the first generic version of Sandostatin® LAR Depot. Octreotide acetate for injectable suspension is indicated for the treatment of acromegaly and severe diarrhea associated with carcinoid syndrome, and is available to patients in the U.S.

AJOVY revenues in our United States segment in the fourth quarter of 2024 were $63 million, an increase of 11% compared to the fourth quarter of 2023, mainly due to growth in volume, partially offset by unfavorable net pricing. In the fourth quarter of 2024, AJOVY’s exit market share in the United States in terms of total number of prescriptions was 29.6% compared to 25.7% in the fourth quarter of 2023.

AUSTEDO revenues in our United States segment in the fourth quarter of 2024 increased by 27%, to $518 million, compared to $408 million in the fourth quarter of 2023, mainly due to growth in volume, as well as expanded access for patients.

AUSTEDO XR (deutetrabenazine) extended-release tablets were approved by the FDA on February 17, 2023 in three doses of 6, 12 and 24 mg, and became commercially available in the U.S. in May 2023. In May 2024, the FDA approved AUSTEDO XR as a one pill, once-daily treatment option in doses of 30, 36, 42, and 48 mg. In July 2024, the FDA approved the 18 mg dosage for AUSTEDO XR, making it a one pill, once-daily option for all available doses. AUSTEDO XR is a once-daily formulation indicated in adults for tardive dyskinesia and chorea associated with Huntington’s disease, which is additional to the currently marketed twice-daily AUSTEDO. AUSTEDO XR is protected by 11 Orange Book patents expiring between 2031 and 2041.

UZEDY (risperidone) extended-release injectable suspension revenues in our United States segment in the fourth quarter of 2024 were $43 million. UZEDY was approved by the FDA on April 28, 2023 for the treatment of schizophrenia in adults, and was launched in the U.S. in May 2023. UZEDY is a subcutaneous, long-acting formulation of risperidone that controls the steady release of risperidone. UZEDY is protected by four Orange Book patents expiring between 2027 and 2040. UZEDY is protected by regulatory exclusivity until April 28, 2026. We are moving forward with plans to launch UZEDY in other countries worldwide. UZEDY faces competition from multiple other products.

BENDEKA and TREANDA (bendamustine) combined revenues in our United States segment in the fourth quarter of 2024 were $41 million, a decrease of 21% compared to the fourth quarter of 2023, mainly due to competition from alternative therapies, as well as the entry of generic bendamustine products into the market. The orphan drug exclusivity that had attached to bendamustine products expired in December 2022.

COPAXONE revenues in our United States segment in the fourth quarter of 2024 were $63 million, a decrease of 13% compared to the fourth quarter of 2023, mainly due to market share erosion and competition, partially offset by a reduction in sales allowance.

Anda revenues from third-party products in our United States segment in the fourth quarter of 2024 increased by 2% to $402 million, compared to $394 million in the fourth quarter of 2023, mainly due to higher volume. Anda, our distribution business in the United States, distributes generic, biosimilars and innovative medicines and OTC pharmaceutical products from Teva and various third-party manufacturers to independent retail pharmacies, pharmacy retail chains, hospitals and physician offices in the United States. Anda is able to compete in the distribution market by maintaining a broad portfolio of products, competitive pricing and delivery throughout the United States.

United States Gross Profit

Gross profit from our United States segment in the fourth quarter of 2024 was $1,097 million, a decrease of 24%, compared to $1,444 million in the fourth quarter of 2023.

Gross profit margin for our United States segment in the fourth quarter of 2024 decreased to 55.6%, compared to 63.7% in the fourth quarter of 2023. This decrease was mainly due to an upfront payment received in the fourth quarter of 2023 related to the collaboration on our duvakitug (anti-TL1A) asset, partially offset by a favorable mix of products, primarily driven by an increase in revenues from AUSTEDO and the sale of certain product rights.

United States Profit

Profit from our United States segment consists of revenues less cost of sales, R&D expenses, S&M expenses, G&A expenses and any other income related to this segment. Segment profit does not include amortization and certain other items.

Profit from our United States segment in the fourth quarter of 2024 was $569 million, a decrease of 42% compared to $974 million in the fourth quarter of 2023. The higher profit in the fourth quarter of 2023 was mainly due to an upfront payment received in relation to the collaboration on our duvakitug (anti-TL1A) asset.

Europe Segment

Our Europe segment includes the European Union, the United Kingdom and certain other European countries.

The following table presents revenues, expenses and profit for our Europe segment for the three months ended December 31, 2024 and 2023:

	Three months ended December 31,
	2024		2023
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$1,353	100%	$1,344	100%
Cost of sales	561	41.4%	561	41.7%
Gross profit	792	58.6%	783	58.3%
R&D expenses	56	4.2%	52	3.9%
S&M expenses	221	16.3%	203	15.1%
G&A expenses	75	5.6%	67	5.0%
Other loss (income)	2	§	§	§
Segment profit*	$438	32.4%	$461	34.3%
* Segment profit does not include amortization and certain other items. § Represents an amount less than $0.5 million or 0.5%, as applicable.

Revenues from our Europe segment in the fourth quarter of 2024 were $1,353 million, an increase of 1%, or $9 million, compared to the fourth quarter of 2023. In local currency terms, revenues decreased by 2% compared to the fourth quarter of 2023. Our lower revenues in local currency terms in the fourth quarter of 2024 were mainly due to higher sales of certain product rights in the fourth quarter of 2023, partially offset by higher revenues from generic and OTC products as well as AJOVY.

In the fourth quarter of 2024, revenues were positively impacted by exchange rate fluctuations of $33 million, net of hedging effects, compared to the fourth quarter of 2023. Revenues in the fourth quarter of 2024, included $20 million from a positive hedging impact, which is included in “Other” in the table below. Revenues in the fourth quarter of 2023 included $20 million from a negative hedging impact, which is included in “Other” in the table below.

Revenues by Major Products and Activities
The following table presents revenues for our Europe segment by major products and activities for the three months ended December 31, 2024 and 2023:

	Three months ended December 31,		Percentage Change
	2024	2023	2024-2023
	(U.S. $ in millions)
Generic products (including OTC and biosimilars)	$979	$938	4%
AJOVY	58	45	28%
COPAXONE	50	56	(11%)
Respiratory products	61	70	(13%)
Other*	205	234	(12%)
Total	$1,353	$1,344	1%

*Other revenues in the fourth quarter of 2024 and 2023 include the sale of certain product rights.

Generic products revenues (including OTC and biosimilar products) in our Europe segment in the fourth quarter of 2024, were $979 million, an increase of 4% compared to the fourth quarter of 2023. In local currency terms, revenues increased by 5%, mainly due to price increases as a result of market conditions such as inflationary pressures in certain markets, as well as higher revenues from recently launched products.

AJOVY revenues in our Europe segment in the fourth quarter of 2024 were $58 million, an increase of 28% in both U.S. dollars and local currency terms, compared to the fourth quarter of 2023. This increase was due to growth in volume.

COPAXONE revenues in our Europe segment in the fourth quarter of 2024 were $50 million, a decrease of 11% in both U.S. dollars and local currency terms, compared to the fourth quarter of 2023. This decrease was mainly due to price reductions and a decline in volume resulting from availability of alternative therapies and competing glatiramer acetate products.

Respiratory products revenues in our Europe segment in the fourth quarter of 2024 were $61 million, a decrease of 13% in both U.S. dollars and local currency terms, compared to the fourth quarter of 2023. This decrease was mainly due to net price reductions and lower volumes.

Europe Gross Profit

Gross profit from our Europe segment in the fourth quarter of 2024 was $792 million, an increase of 1% compared to $783 million in the fourth quarter of 2023.

Gross profit margin for our Europe segment in the fourth quarter of 2024 increased to 58.6%, compared to 58.3% in the fourth quarter of 2023. This increase was mainly due to positive impact from hedging activities.

Europe Profit

Profit from our Europe segment consists of revenues less cost of sales, R&D expenses, S&M expenses, G&A expenses and any other income related to this segment. Segment profit does not include amortization and certain other items.

Profit from our Europe segment in the fourth quarter of 2024 was $438 million, a decrease of 5%, compared to $461 million in the fourth quarter of 2023. This decrease was mainly due to higher S&M expenses to support revenue growth.

International Markets Segment

Our International Markets segment includes all countries in which we operate other than the United States and the countries included in our Europe segment. The International Markets segment covers a substantial portion of the global pharmaceutical industry, including more than 35 countries.

As part of a recent shift in executive management responsibilities, commencing January 1, 2024, Canada is reported under our International Markets segment and is no longer included as part of our United States segment. Prior period amounts were recast to reflect this change.

On December 5, 2024, we announced that we entered into an agreement with JKI Co. Ltd., established by the fund managed and operated by private equity firm J-Will Partners Co. Ltd., to sell our business venture in Japan (the “BV”), which includes generic products and legacy products, with an expected closing date of April 1, 2025, subject to standard closing conditions.

Since the establishment of the BV and as of December 31, 2024, Teva holds 51% of the outstanding common stock of the BV, therefore consolidating the BV in our financial statements.

The following table presents revenues, expenses and profit for our International Markets segment for the three months ended December 31, 2024 and 2023:

	Three months ended December 31,
	2024		2023
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$661	100%	$601	100%
Cost of sales	315	47.7%	302	50.2%
Gross profit	346	52.3%	299	49.8%
R&D expenses	27	4.1%	24	3.9%
S&M expenses	137	20.7%	134	22.2%
G&A expenses	42	6.3%	37	6.2%
Other loss (income)	(1)	§	(4)	(0.7%)
Segment profit*	$141	21.4%	$109	18.1%

* Segment profit does not include amortization and certain other items. § Represents an amount less than $0.5 million or 0.5%, as applicable.

Revenues from our International Markets segment in the fourth quarter of 2024 were $661 million, an increase of 10% compared to the fourth quarter of 2023. In local currency terms, revenues increased by 17% compared to the fourth quarter of 2023, mainly due to revenues from the sale of certain product rights, higher revenues from generic products in most markets, partially offset by regulatory price reductions and generic competition to off-patented products in Japan.

In the fourth quarter of 2024, revenues were negatively impacted by exchange rate fluctuations of $40 million, net of hedging effects, compared to the fourth quarter of 2023. Revenues in the fourth quarter of 2024 included $13 million from a positive hedging impact, compared to a negative hedging impact of $3 million in the fourth quarter of 2023, which are included in “Other” in the table below.

Revenues by Major Products and Activities

The following table presents revenues for our International Markets segment by major products and activities for the three months ended December 31, 2024 and 2023:

	Three months ended December 31,		Percentage Change
	2024	2023	2024-2023
	(U.S. $ in millions)
Generic products (including OTC and biosimilars)	$497	$506	(2%)
AJOVY	22	19	16%
COPAXONE	9	12	(25%)
AUSTEDO	7	5	50%
Other*	126	60	112%
Total	$661	$601	10%
*Other revenues in the fourth quarter of 2024 include the sale of certain product rights.

Generic products revenues (including OTC and biosimilar products) in our International Markets segment were $497 million in the fourth quarter of 2024, a decrease of 2% compared to the fourth quarter of 2023. In local currency terms, revenues increased by 8% compared to the fourth quarter of 2023, mainly due to higher revenues in most markets, largely driven by price increases as a result of higher costs due to inflationary pressure in certain markets and higher volumes, partially offset by regulatory price reductions and generic competition to off-patented products in Japan.

AJOVY was launched in certain markets in our International Markets segment, including in Canada, Japan, Australia, Israel, South Korea, Brazil and others. AJOVY revenues in our International Markets segment in the fourth quarter of 2024 were $22 million, compared to $19 million in the fourth quarter of 2023. In local currency terms, revenues increased by 22%, due to growth in existing markets in which AJOVY was launched.

COPAXONE revenues in our International Markets segment in the fourth quarter of 2024 were $9 million compared to $12 million in the fourth quarter of 2023. In local currency terms, revenues decreased by 16% mainly due to market share erosion and competition.

AUSTEDO was launched in China and Israel in 2021 and in Brazil in 2022, for the treatment of chorea associated with Huntington’s disease and for the treatment of tardive dyskinesia. In February 2024, we announced a strategic partnership for the marketing and distribution of AUSTEDO in China. We continue with additional submissions in various other markets.

AUSTEDO revenues in our International Markets segment in the fourth quarter of 2024 were $7 million. In local currency terms, revenues increased by 54%, substantially due to the launch of a strategic partnership in China.

International Markets Gross Profit

Gross profit from our International Markets segment in the fourth quarter of 2024 was $346 million, an increase of 16% compared to $299 million in the fourth quarter of 2023.

Gross profit margin for our International Markets segment in the fourth quarter of 2024 increased to 52.3%, compared to 49.8% in the fourth quarter of 2023. This increase was mainly due to revenues from the sale of certain product rights, price increases largely as a result of inflationary pressures in certain markets, a positive hedging impact and a favorable mix of products, partially offset by regulatory price reductions and generic competition to off-patented products in Japan, as well as higher costs due to inflationary and other macroeconomic pressures.

International Markets Profit

Profit from our International Markets segment consists of revenues less cost of sales, R&D expenses, S&M expenses, G&A expenses and any other income related to this segment. Segment profit does not include amortization and certain other items.

Profit from our International Markets segment in the fourth quarter of 2024 was $141 million, an increase of 30%, compared to $109 million in the fourth quarter of 2023. This increase was mainly due to higher gross profit, as mentioned above.

Other Activities

We have other sources of revenues, primarily the sale of APIs to third parties, certain contract manufacturing services and an out-licensing platform offering a portfolio of products to other pharmaceutical companies through our affiliate Medis. Our other activities are not included in our United States, Europe or International Markets segments described above.

On January 31, 2024, we announced that we intend to divest our API business (including its R&D, manufacturing and commercial activities) through a sale. The intention to divest is in alignment with our Pivot to Growth strategy. However, there can be no assurance regarding the ultimate timing or structure of the potential divestiture or that a divestiture will be agreed or completed at all.

Revenues from other activities in the fourth quarter of 2024 were $241 million, a decrease of 2% in both U.S. dollars and local currency terms, compared to the fourth quarter of 2023.

API sales to third parties in the fourth quarter of 2024 were $145 million, flat compared to the fourth quarter of 2023, following a reallocation of an immaterial business within our other activities, in line with our intention to divest our API business.

2025 Non-GAAP Outlook

$ billions, except diluted EPS or as noted	2025 Outlook
Revenues*	16.8 –17.4
AUSTEDO ($m)*	1,900-2,050
AJOVY ($m)*	~600
UZEDY ($m)*	~160
COPAXONE ($m)*	~370
Operating Income	4.1 – 4.6
Adjusted EBITDA	4.5 – 5.0
Finance Expenses ($m)	~900
Tax Rate	15% – 18%
Diluted EPS ($)	2.35-2.65
Free Cash Flow**	1.6 – 1.9
CAPEX*	~0.5
Foreign Exchange	Volatile swings in FX can negatively impact revenue and income

* Revenues and CAPEX presented on a GAAP basis.
** Free Cash Flow includes cash flow generated from operating activities net of capital expenditures and deferred purchase price cash component collected for securitized trade receivables

Annual Report on Form 10-K

Teva's Annual Report on Form 10-K for the year ended December 31, 2024, which will be filed with the SEC, will include a complete analysis of the financial results for 2023 and will be available on Teva’s website: http://ir.tevapharm.com, as well as on the SEC’s website: http://www.sec.gov.

Conference Call

Teva will host a conference call and live webcast along with a slide presentation on Wednesday, January 29, 2025 at 8:00 a.m. ET to discuss its fourth quarter and annual 2024 results and overall business environment. A question & answer session will follow.

In order to participate, please register in advance here to obtain a local or toll-free phone number and your personal pin.

A live webcast of the call will be available on Teva's website at: http://ir.tevapharm.com/.

Following the conclusion of the call, a replay of the webcast will be available within 24 hours on Teva’s website.

About Teva

Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) is a global pharmaceutical leader, harnessing its generics expertise and stepping up innovation to continue the momentum behind the discovery, delivery, and expanded development of modern medicine. For over 120 years, Teva's commitment to bettering health has never wavered. Today, the company’s global network of capabilities enables its ~37,000 employees across 57 markets to push the boundaries of scientific innovation and deliver quality medicines to help improve health outcomes of millions of patients every day. To learn more about how Teva is all in for better health, visit www.tevapharm.com.

Some amounts in this press release may not add up due to rounding. All percentages have been calculated using unrounded amounts.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current beliefs and expectations and are subject to substantial risks and uncertainties, both known and unknown, that could cause our future results, performance or achievements to differ significantly from that expressed or implied by such forward-looking statements. You can identify these forward-looking statements by the use of words such as “should,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance. Important factors that could cause or contribute to such differences include risks relating to:

  our ability to successfully compete in the marketplace, including: that we are substantially dependent on our generic products; concentration of our customer base and commercial alliances among our customers; competition faced by our generic medicines from other pharmaceutical companies and changes in regulatory policy that may result in additional costs and delays; delays in launches of new generic products; our ability to develop and commercialize additional pharmaceutical products; competition for our innovative medicines; our ability to achieve expected results from investments in our product pipeline; our ability to develop and commercialize additional pharmaceutical products; our ability to successfully execute our Pivot to Growth strategy, including to expand our innovative and biosimilar medicines pipeline and profitably commercialize the innovative medicines and biosimilar portfolio, whether organically or through business development, and to sustain and focus our portfolio of generic medicines; and the effectiveness of our patents and other measures to protect our intellectual property rights, including any potential challenges to our Orange Book patent listings in the U.S.;
  our significant indebtedness, which may limit our ability to incur additional indebtedness, engage in additional transactions or make new investments; and our potential need to raise additional funds in the future, which may not be available on acceptable terms or at all;
  our business and operations in general, including: the impact of global economic conditions and other macroeconomic developments and the governmental and societal responses thereto; the widespread outbreak of an illness or any other communicable disease, or any other public health crisis; effectiveness of our optimization efforts; significant disruptions of information technology systems, including cybersecurity attacks and breaches of our data security; interruptions in our supply chain or problems with internal or third party manufacturing; challenges associated with conducting business globally, including political or economic instability, major hostilities or terrorism, such as the ongoing conflict between Russia and Ukraine and the state of war declared in Israel; our ability to attract, hire, integrate and retain highly skilled personnel; our ability to successfully bid for suitable acquisition targets or licensing opportunities, or to consummate and integrate acquisitions; and our prospects and opportunities for growth if we sell assets or business units and close or divest plants and facilities, as well as our ability to successfully and cost-effectively consummate such sales and divestitures, including our planned divestiture of our API business;
  compliance, regulatory and litigation matters, including: failure to comply with complex legal and regulatory environments; the effects of governmental and civil proceedings and litigation which we are, or in the future become, party to; the effects of reforms in healthcare regulation and reductions in pharmaceutical pricing, reimbursement and coverage; increased legal and regulatory action in connection with public concern over the abuse of opioid medications; our ability to timely make payments required under our nationwide opioids settlement agreement and provide our generic version of Narcan® (naloxone hydrochloride nasal spray) in the amounts and at the times required under the terms of such agreement; scrutiny from competition and pricing authorities around the world, including our ability to comply with and operate under our deferred prosecution agreement (DPA) with the U.S. Department of Justice; potential liability for intellectual property right infringement; product liability claims; failure to comply with complex Medicare, Medicaid and other governmental programs reporting and payment obligations; compliance with sanctions and trade control laws; environmental risks; and the impact of ESG issues;
  the impact of the state of war declared in Israel and the military activity in the region, including the risk of disruptions to our operations and facilities, such as our manufacturing and R&D facilities, located in Israel, the impact of our employees who are military reservists being called to active military duty, and the impact of the war on the economic, social and political stability of Israel;
  other financial and economic risks, including: our exposure to currency fluctuations and restrictions as well as credit risks; potential impairments of our long-lived assets; the impact of geopolitical conflicts including the state of war declared in Israel and the conflict between Russia and Ukraine; potential significant increases in tax liabilities; the effect on our overall effective tax rate of the termination or expiration of governmental programs or tax benefits, or of a change in our business; and the impact of any future failure to establish and maintain effective internal control over our financial reporting;

  and other factors discussed in this press release, in our Annual Report on Form 10-K for the year ended December 31, 2023, including in the sections captioned "Risk Factors” and “Forward Looking Statements,” and in other periodic reports we subsequently file with the SEC available on the SEC’s website: http://www.sec.gov. Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statements or other information contained herein, whether as a result of new information, future events or otherwise. You are cautioned not to put undue reliance on these forward-looking statements.

Consolidated Statements of Income
(U.S. dollars in millions, except share and per share data)

		Three months ended		Year ended
		December 31,		December 31,
		(Unaudited)
		2024	2023	2024	2023
Net revenues		4,229	4,457	16,544	15,846
Cost of sales		2,109	2,041	8,481	8,200
Gross profit		2,120	2,416	8,064	7,645
Research and development expenses		248	227	998	953
Selling and marketing expenses		650	610	2,541	2,336
General and administrative expenses		302	291	1,161	1162
Intangible assets impairments		81	61	251	350
Goodwill impairment		280	-	1,280	700
Other asset impairments, restructuring and other items		457	443	1,388	718
Legal settlements and loss contingencies		123	34	761	1,043
Other (income) loss		8	(6)	(14)	(49)
Operating income (loss)		(29)	755	(303)	433
Financial expenses, net		218	249	981	1,057
Income (loss) before income taxes		(247)	507	(1,284)	(624)
Income taxes (benefit)		29	43	676	(7)
Share in (profits) losses of associated companies, net		(1)	(1)	(1)	(2)
Net income (loss)		(275)	465	(1,959)	(615)
Net income (loss) attributable to non-controlling interests		(58)	4	(320)	(56)
Net income (loss) attributable to Teva		(217)	461	(1,639)	(559)

Earnings (loss) per share attributable to Teva:	Basic ($)	(0.19)	0.41	(1.45)	(0.50)
	Diluted ($)	(0.19)	0.41	(1.45)	(0.50)
Weighted average number of shares (in millions):	Basic	1,133	1,121	1,131	1,119
	Diluted	1,133	1,137	1,131	1,119

Non-GAAP net income attributable to Teva for diluted earnings per share:*		816	1,135	2,860	2,898

Non-GAAP earnings per share attributable to Teva:*	Diluted ($)	0.71	1.00	2.49	2.56

Non-GAAP average number of shares (in millions):	Diluted	1,157	1,137	1,150	1,131

Amounts may not add up due to rounding.

§ Represents an amount less than $0.5 million.
* See reconciliation attached.

Condensed Consolidated Balance Sheets
(U.S. dollars in millions)
(Audited)

	December 31,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	3,300	3,226
Accounts receivables, net of allowance for credit losses of $78 million and $95 million as of December 31, 2024 and December 31, 2023	3,059	3,408
Inventories	3,007	4,021
Prepaid expenses	1,006	1,255
Other current assets	409	504
Assets held for sale	1,771	70
Total current assets	12,552	12,485
Deferred income taxes	1,799	1,812
Other non-current assets	462	470
Property, plant and equipment, net	4,581	5,750
Operating lease right-of-use assets	367	397
Identifiable intangible assets, net	4,418	5,387
Goodwill	15,147	17,177
Total assets	39,326	43,479

LIABILITIES & EQUITY
Current liabilities:
Short-term debt	1,781	1,672
Sales reserves and allowances	3,678	3,535
Trade payables	2,203	2,602
Employee-related obligations	624	611
Accrued expenses	2,792	2,771
Other current liabilities	1,020	1,044
Liabilities held for sale	698	13
Total current liabilities	12,796	12,247

Long-term liabilities:
Deferred income taxes	483	606
Other taxes and long-term liabilities	4,028	4,019
Senior notes and loans	16,002	18,161
Operating lease liabilities	296	320
Total long-term liabilities	20,809	23,106
Redeemable non-controlling interests	340	-

Equity:
Teva shareholders’ equity:	5,373	7,506
Non-controlling interests	7	620
Total equity	5,380	8,126
Total liabilities and equity	39,326	43,479

TEVA PHARMACEUTICAL INDUSTRIES LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(U.S. dollars in millions)

	Year ended		Three months ended
	December 31,		December 31,
			(Unaudited)
	2024	2023	2024	2023
	(Audited)	(Audited)	(Unaudited)	(Unaudited)
Operating activities:
Net income (loss)	(1,959)	(615)	$(275)	$465
Adjustments to reconcile net income (loss) to net cash provided by operations:
Impairment of goodwil	1,280	700	280	-
Impairment of long-lived assets and assets held for sale	1,275	378	517	68
Depreciation and amortization	1,059	1,153	269	266
Net change in operating assets and liabilities	(435)	(72)	(246)	292
Deferred income taxes — net and uncertain tax positions	(634)	(317)	32	34
Stock-based compensation	123	121	34	28
Net loss (gain) from sale of business and long-lived assets	(22)	(41)	-	(10)
Other items *	560	61	(37)	41
Net cash provided by (used in) operating activities	1,247	1,368	575	1,184

Investing activities:
Beneficial interest collected in exchange for securitized trade receivables	1,291	1,477	340	421
Purchases of property, plant and equipment and intangible assets	(498)	(526)	(129)	(120)
Proceeds from sale of business and long lived assets	43	68	4	-
Purchases of investments and other assets	(71)	(46)	(15)	(2)
Proceeds from sale of investments	40	-	-	-
Acquisitions of businesses, net of cash acquired.	(15)	-	-	-
Other investing activities	2	(5)	2	2
Net cash provided by (used in) investing activities	792	968	202	301

Financing activities:
Repayment of senior notes and loans and other long term liabilities	(1,641)	(4,152)	(685)	-
Proceeds from senior notes, net of issuance costs	-	2,451	-	-
Proceeds from short term debt	-	700	-	-
Repayment of short term debt	-	(700)	-	(500)
Purchase of shares from non-controlling interests	(64)	-	-	-
Dividends paid to non-controlling interests	(78)	-	-	-
Other financing activities	(8)	(212)	10	(76)
Net cash provided by (used in) financing activities	(1,791)	(1,913)	(675)	(576)
Translation adjustment on cash and cash equivalents	(174)	(30)	(121)	68
Net change in cash, cash equivalents and restricted cash	$74	$393	$(19)	$977
Balance of cash, cash equivalents and restricted cash at beginning of year	3,227	2,834	3,319	2,250
Balance of cash, cash equivalents and restricted cash at end of year	3,300	3,227	3,300	3,227

Reconciliation of cash, cash equivalents and restricted cash reported in the consolidated balance sheets:
Cash and cash equivalents	3,300	3,226	3,300	3,226
Restricted cash included in other current assets	-	1	-	1
Total cash, cash equivalents and restricted cash shown in the statements of cash flows	3,300	3,227	3,300	3,227

Reconciliation of net income (loss) attributable to Teva
to Non-GAAP net income (loss) attributable to Teva

		Three months ended			Year ended
		December 31,			December 31,
($ in millions except per share amounts)		2024	2023		2024	2023
Net income (Loss) attributable to Teva	($)	(217)	461	($)	(1,639)	(559)
Increase (decrease) for excluded items:
Amortization of purchased intangible assets		144	144		588	616
Legal settlements and loss contingencies(1)		123	34		761	1,043
Goodwill impairment(2)		280	-		1,280	700
Impairment of long-lived assets(3)		517	68		1,275	378
Restructuring costs		22	18		74	111
Equity compensation		34	28		123	121
Contingent consideration(4)		(2)	408		303	548
Loss (Gain) on sale of business		6	-		(15)	(3)
Accelerated depreciation		5	6		13	80
Financial expenses		13	13		49	66
Items attributable to non-controlling interests(3)		(63)	(1)		(339)	(92)
Other non-GAAP items(5)		67	83		229	335
Corresponding tax effects and unusual tax items(6)		(114)	(128)		157	(446)
Non-GAAP net income attributable to Teva	($)	816	1,135	($)	2,860	2,898
Non-GAAP tax rate(7)		14.8%	13.1%		15.3%	13.0%
GAAP diluted earnings (loss) per share attributable to Teva	($)	(0.19)	0.41	($)	(1.45)	(0.50)
EPS difference(8)		0.90	0.59		3.94	3.06
Non-GAAP diluted EPS attributable to Teva(8)	($)	0.71	1.00	($)	2.49	2.56
Non-GAAP average number of shares (in millions)(8)		1,157	1,137		1,150	1,131

(1)		Adjustments for legal settlements and loss contingencies in 2024 were mainly related to a legal expenses of $357 million recorded in connection with a decision by the European Commission in its antitrust investigation into COPAXONE, and to an update to the estimated settlement provision of $278 million for the opioid cases (mainly the effect of the passage of time on the net present value of the discounted payments and the settlement agreement with the city of Baltimore). Adjustments for legal settlements and loss contingencies in 2023 were mainly related to an update to the estimated provision of $370 million related to the DOJ patient assistance program litigation, an update to the estimated settlement provision of $269 million related to the remaining opioid cases, the provision of $207 million relating to the U.S. DOJ criminal antitrust charges on the marketing and pricing of certain Teva USA generic products and the provision of $100 million related to the settlement of the reverse-payment antitrust litigation over certain HIV medicines.
(2)		During the fourth quarter of 2024 a goodwill impairment charge of $280 million was recorded related to our API reporting unit. During the year ended December 31, 2024 goodwill impairment charges of $1,280 million were recorded related to our API reporting unit. During the year ended December 31, 2023 goodwill impairment charges of $700 million were recorded related to our International Markets reporting unit.
(3)		Adjustments for impairment of long-lived assets and items attributable to non-controlling interests, in the fourth quarter of 2024 primarily consisted of $129 million and $63 million, respectively, related to the classification of the business venture in Japan as held for sale. In addition, in the fourth quarter of 2024 we recognized an impairment of $275 million related to the classification of our API business (including its R&D, manufacturing and commercial activities) as held for sale. Adjustments for impairment of long-lived assets and items attributable to non-controlling interests, for the year ended December 31, 2024 primarily consisted of $689 million and $339 million, respectively, related to the classification of the business venture in Japan as held for sale. In addition, in 2024 we recognized an impairment of $275 million related to the classification of our API business (including its R&D, manufacturing and commercial activities) as held for sale.
(4)		During the fourth quarter of 2024 and 2023 adjustments for contingent consideration primarily related to a change in the estimated future royalty payments to Allergan in connection with lenalidomide capsules (the generic version of Revlimid®), of $3 million and $311 million, respectively. During the year ended December 31, 2024 and 2023 adjustments for contingent consideration primarily related to a change in the estimated future royalty payments to Allergan in connection with lenalidomide capsules (the generic version of Revlimid®), of $270 million and $422 million, respectively.
(5)		Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, primarily related to the rationalization of our plants, certain inventory write-offs, material litigation fees and other unusual events.
(6)		Adjustments for corresponding tax effects and unusual tax items for the year ended December 31, 2024, include a tax item in an amount of $495 million related to the settlement agreement with the ITA to settle certain litigation with respect to taxes payable for the Company’s taxable years 2008 through 2020.
(7)		Non-GAAP tax rate is tax expenses (benefit) excluding the impact of non-GAAP tax adjustments presented above as a percentage of income (loss) before income taxes excluding the impact of non-GAAP adjustments presented above.
(8)		EPS difference and diluted non-GAAP EPS are calculated by dividing our non-GAAP net income attributable to Teva by our non-GAAP diluted weighted average number of shares.

		Reconciliation of gross profit to Non-GAAP gross profit

		Three months ended			Year ended
		December 31,			December 31,
($ in millions)		2024	2023		2024	2023
GAAP gross profit	($)	2,120	2,416	($)	8,064	7,645
GAAP gross profit margin		50.1%	54.2%		48.7%	48.2%
Increase (decrease) for excluded items:(1)
Amortization of purchased intangible assets		135	129		543	549
Costs related to regulatory actions taken in facilities		3	2		8	4
Equity compensation		5	4		23	19
Accelerated Depreciation		5	6		13	80
Other non-GAAP items		51	35		164	173
Non-GAAP gross profit	($)	2,319	2,592	($)	8,814	8,470
Non-GAAP gross profit margin(2)		54.8%	58.2%		53.3%	53.5%

(1)For further explanations, refer to the footnotes under the "Reconciliation of net income (loss) attributable to Teva to Non-GAAP net income (loss) attributable to Teva" table.
(2)Non-GAAP gross profit margin is non-GAAP gross profit as a percentage of revenue.

Reconciliation of operating income (loss) to Non-GAAP operating income (loss)

		Three months ended			Year ended,
		December 31,			December 31,
($ in millions)		2024	2023		2024	2023
Operating income (loss)	($)	(29)	755	($)	(303)	433
Operating margin		(0.7%)	17.0%		(1.8%)	2.7%
Increase (decrease) for excluded items: (1)
Amortization of purchased intangible assets		144	144		588	616
Legal settlements and loss contingencies		123	34		761	1,043
Goodwill impairment		280	-		1,280	700
Impairment of long-lived assets		517	68		1,275	378
Restructuring costs		22	18		74	111
Equity compensation		34	28		123	121
Contingent consideration		(2)	408		303	548
Loss (gain) on sale of business		6	-		(15)	(3)
Accelerated depreciation		5	6		13	80
Other non-GAAP items		67	84		229	336
Non-GAAP operating income (loss)	($)	1,168	1,546	($)	4,329	4,361
Non-GAAP operating margin(2)	($)	27.6%	34.7%	($)	26.2%	27.5%

(1) For further explanations, refer to the footnotes under the "Reconciliation of net income (loss) attributable to Teva to Non-GAAP net income (loss) attributable to Teva" table.
(2) Non-GAAP operating margin is Non-GAAP operating income as a percentage of revenues.

		Reconciliation of net income (loss) to adjusted EBITDA

		Three months ended		Year ended
		December 31,		December 31,
($ in millions)		2024	2023	2024	2023
Net income (loss)		$(275)	465	$(1,959)	(615)
Increase (decrease) for excluded items:(1)
	Financial expenses	218	249	981	1,057
	Income taxes	29	43	676	(7)
	Share in profits (losses) of associated companies –net	(1)	(1)	(1)	(2)
	Depreciation	119	120	465	537
	Amortization	144	144	588	616
EBITDA		235	1,020	750	1,585
	Legal settlements and loss contingencies	123	34	761	1,043
	Goodwill impairment	280	-	1,280	700
	Impairment of long lived assets	517	68	1,275	378
	Restructuring costs	22	18	74	111
	Equity compensation	34	28	123	121
	Contingent consideration	(2)	408	303	548
	Loss (Gain) on sale of Business	6	-	(15)	(3)
	Other non-GAAP items	67	84	229	335
Adjusted EBITDA		$1,282	1,660	$4,781	4,818

(1)For further explanations, refer to the footnotes under the "Reconciliation of net income (loss) attributable to Teva to Non-GAAP net income (loss) attributable to Teva" table.

	Segment Information

	United States		Europe		International Markets
	Three months ended December 31,		Three months ended December 31,		Three months ended December 31,
	2024	2023	2024	2023	2024	2023

	(U.S. $ in millions)		(U.S. $ in millions)		(U.S. $ in millions)

Revenues	$1,975	$2,266	$1,353	$1,344	$661	$601
Cost of sales	877	822	561	561	315	302
Gross profit	1,097	1,444	792	783	346	299
R&D expenses	158	144	56	52	27	24
S&M expenses	260	238	221	203	137	134
G&A expenses	109	90	75	67	42	37
Other income	1	(1)	2	§	(1)	(4)
Segment profit	$569	$974	$438	$461	$141	$109

§ Represents an amount less than $0.5 million.

Segment Information

	United States		Europe		International Markets
	Year ended December 31,		Year ended December 31,		Year ended December 31,
	2024	2023	2024	2023	2024	2023

	(U.S. $ in millions)		(U.S. $ in millions)		(U.S. $ in millions)

Revenues	$8,034	$7,731	$5,103	$4,837	$2,463	$2,351
Cost of sales	3,646	3,421	2,197	2,111	1,229	1,191
Gross profit	4,388	4,310	2,905	2,726	1,235	1,160
R&D expenses	633	604	229	220	112	104
S&M expenses	1,049	938	826	767	534	487
G&A expenses	410	378	272	263	150	142
Other income	§	(5)	3	(2)	(2)	(39)
Segment profit	$2,296	$2,394	$1,575	$1,478	$440	$465

Reconciliation of our segment profit
to consolidated income (loss) before income taxes
	Three months ended
	December 31,
	2024	2023

	(U.S.$ in millions)

United States profit	$569	$974
Europe profit	438	461
International Markets profit	141	109
Total reportable segment profit	1,148	1,544
Profit (loss) of other activities	19	2
	1,168	1,546
Amounts not allocated to segments:
Amortization	144	144
Other asset impairments, restructuring and other items	458	443
Goodwill impairment	280	-
Intangible asset impairments	81	61
Legal settlements and loss contingencies	123	34
Other unallocated amounts	110	108
Consolidated operating income (loss)	(29)	755
Financial expenses - net	218	249
Consolidated income (loss) before income taxes	$(247)	$507

Reconciliation of our segment profit
to consolidated income (loss) before income taxes
	Year ended
	December 31,
	2024	2023

	(U.S.$ in millions)

United States profit	$2,296	$2,394
Europe profit	1,575	1,478
International Markets profit	440	465
Total reportable segment profit	4,311	4,338
Profit (loss) of other activities	18	24
Total segment profit	4,329	4,361
Amounts not allocated to segments:
Amortization	588	616
Other asset impairments, restructuring and other items	1,388	718
Goodwill impairment	1,280	700
Intangible asset impairments	251	350
Legal settlements and loss contingencies	761	1,043
Other unallocated amounts	364	502
Consolidated operating income (loss)	(303)	433
Financial expenses - net	981	1,057
Consolidated income (loss) before income taxes	$(1,284)	$(624)

Segment revenues by major products and activities

	Three months ended
	December 31,		Percentage Change
	2024	2023	2023-2024
	(U.S.$ in millions)
United States segment
Generic products	$674	$667	1%
AJOVY	63	57	11%
AUSTEDO	518	408	27%
BENDEKA/TREANDA	41	52	(21%)
COPAXONE	63	72	(13%)
UZEDY	43	9	N/A
Anda	402	394	2%
Other*	171	607	(72%)
Total	1,975	2,266	(13%)

*Other revenues in the fourth quarter of 2024 include the sale of certain product rights. Other revenues in 2023 were mainly comprised of a $500 million upfront payment received in the fourth quarter of 2023, in connection with the collaboration on our duvakitug (anti-TL1A) asset.

	Three months ended
	December 31,		Percentage Change
	2024	2023	2023-2024
	(U.S.$ in millions)
Europe segment
Generic products	$979	$938	4%
AJOVY	58	45	28%
COPAXONE	50	56	(11%)
Respiratory products	61	70	(13%)
Other*	205	234	(12%)
Total	1,353	1,344	1%

*Other revenues in the fourth quarter of 2024 and 2023 include the sale of certain product rights.

	Three months ended
	December 31,		Percentage Change
	2024	2023	2023-2024
	(U.S.$ in millions)
International Markets segment
Generic products	$497	$506	(2%)
AJOVY	22	19	16%
COPAXONE	9	12	(25%)
AUSTEDO	7	5	50%
Other*	126	60	112%
Total	661	601	10%

*Other revenues in the fourth quarter of 2024 include the sale of certain product rights.

Segment revenues by major products and activities

	Year ended
	December 31,		Percentage Change
	2024	2023	2024-2023
	(U.S.$ in millions)
United States segment
Generic products	$3,599	$3,138	15%
AJOVY	207	211	(2%)
AUSTEDO	1,642	1,225	34%
BENDEKA / TREANDA	168	237	(29%)
COPAXONE	242	297	(18%)
UZEDY	117	23	N/A
Anda	1,536	1,577	(3%)
Other*	523	1,025	(49%)
Total	8,034	7,731	4%

*Other revenues in 2024 include the sale of certain product rights. Other revenues in 2023 were mainly comprised of a $500 million upfront payment received in the fourth quarter of 2023, in connection with the collaboration on our duvakitug (anti-TL1A) asset.

	Year ended
	December 31,		Percentage Change
	2024	2023	2024-2023
	(U.S.$ in millions)
Europe segment
Generic products	$3,926	$3,664	7%
AJOVY	216	160	34%
COPAXONE	213	231	(8%)
Respiratory products	244	265	(8%)
Other*	504	516	(2%)
Total	5,103	4,837	5%

*Other revenues in 2024 and 2023 include the sale of certain product rights.

	Year ended
	December 31,		Percentage Change
	2024	2023	2024-2023
	(U.S.$ in millions)
International Markets segment
Generic products	$1,937	$1,932	0%
AJOVY	84	63	33%
COPAXONE	48	63	(24%)
Austedo	46	15	199%
Other*	349	278	25%
Tota	2,463	2,351	5%

*Other revenues in 2024 include the sale of certain product rights.

Free cash flow reconciliation

	Three months ended December 31,
	2024	2023

	(U.S. $ in millions)

Net cash provided by (used in) operating activities	575	1,184
Beneficial interest collected in exchange for securitized account receivables	340	421
Purchases of property, plant and equipment and intangible assets	(129)	(120)
Proceeds from divestitures of businesses and other assets	4	-
Free cash flow	$790	$1,486

Free cash flow reconciliation

	Year ended December 31
	2024	2023

	(U.S. $ in millions)

Net cash provided by (used in) operating activities	1,247	1,368
Beneficial interest collected in exchange for securitized account receivables	1,291	1,477
Purchases of property, plant and equipment and intangible assets	(498)	(526)
Acquisition of businesses, net of cash acquired	(15)	-
Proceeds from divestitures of businesses and other assets	43	68
Free cash flow	$2,068	$2,387

Teva Media Inquiries
TevaCommunicationsNorthAmerica@tevapharm.com

Teva Investor Relations Inquires
TevaIR@Tevapharm.com

A PDF accompanying this announcement is available at http://ml-eu.globenewswire.com/Resource/Download/b66d129f-8d07-41e1-bf88-270e8ff2d21d